Exhibit 99
Titan International Announces Record 4th Quarter and Record Year 2011
Sales increased 69%, Gross Profit improves 123%

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
February 22, 2012

Fourth quarter summary:

•	Record sales for fourth quarter 2011 were $402.9 million, as compared to $232.7 million in the fourth quarter of 2010.

•	Fourth quarter gross profit increased to $58.5 million from $16.2 million in 2010.

•	Fourth quarter income from operations was $19.5 million, compared to a net loss from operations of $(9.1) million for last year’s fourth quarter.

•	Cash and investments at December 31, 2011, was $129.2 million, compared to a balance of $94.3 million at September 30, 2011.

•	Inventory at December 31, 2011, was $190.9 million, compared to $183.2 million balance at September 30, 2011.

Full year summary:

•	Year-to-date sales for 2011 were the highest in company history at $1,487.0 million, as compared to $881.6 million in 2010, an improvement of 69 percent.

•	Gross profit for 2011 was $232.1 million, or 15.6 percent of net sales, as compared to $104.1 million, or 11.8 percent of net sales in 2010. Year over year the gross profit increased 123.0 percent.

•	Income from operations in the current year was $132.2 million, compared to $30.9 million in 2010.

•	Net income for year-end 2011 was $58.2 million, compared to net loss of $(5.9) million in 2010.

•	Cash and investments at December 31, 2011, was $129.2 million, compared to the $239.5 million balance at December 31, 2010.

•	Inventory at December 31, 2011, was $190.9 million, compared to the $118.1 million balance at December 31, 2010.

Statement of Chief Executive Officer:

Maurice Taylor, Chairman and CEO of Titan International commented, “2011 has been a great year for Titan International. Titan has not only made a number of acquisitions but, internally, we have strengthened our management teams for continued growth.  Projections for the farm tire and wheel business are double digit growth.  Titan’s mining and construction business is expected to grow by triple digits.  This growth will come from our current offering of products and newly designed tires and wheels.  We will spend approximately $55 million in 2012 on new equipment, molds and dies at our current facilities to achieve these goals.  I believe that each quarter will set records over prior quarters in 2011.”

“We are actively pursuing potential acquisitions and have a plan not only to grow our business but to improve our margins through greater manufacturing efficiencies as factories’ utilizations grow. “

“We are driven to increase Titan’s market share in every segment that Titan competes in 2012.  It is Titan’s goal not only to manufacture the lowest cost product, but also to have the best wheels and tires in the world and the best service.  All the hard work from all Titan’s employees will continue to show in our numbers as we continue into 2012.

 Financial overview:

Sales: Titan International Inc. recorded net sales of $402.9 million for fourth quarter of 2011, as compared to fourth quarter 2010 sales of $232.7 million. For the year, net sales for 2011 were $1,487.0 million, as compared to $881.6 million at year-end 2010.  The higher sales levels were primarily the result of increased demand and pricing/mix improvements which resulted largely from increased raw material prices that were passed on to customers.  In addition, sales increased as the result of the April acquisition of the Goodyear Latin American farm tire business including the Sao Paulo, Brazil manufacturing facility which recorded sales of $276.5 million for the year ended December 31, 2011.

Gross profit: Gross profit for fourth quarter 2011 was $58.5 million, or 14.5 percent of net sales, as compared to $16.2 million in 2010, or 6.9 percent of net sales.  Gross profit for the year of 2011 was $232.1 million, or 15.6 percent of net sales, as compared to $104.1 million, or 11.8 percent of net sales, for 2010. The increase in the Company’s gross profit was primarily related to increased sales levels as well as gains from improved plant utilization resulting from the higher sales levels.  In addition, the Sao Paulo, Brazil manufacturing facility provided gross profit of $21.7 million for the year ended December 31, 2011.

Selling, general and administrative expenses: SG&A expenses for the fourth quarter of 2011 were $35.5 million, as compared to $21.6 million at the same time in 2010.  For the year, SG&A was $85.9 million, as compared to $57.6 million for the year ended December 31, 2010.  The increase in SG&A expenses for 2011 were primarily the result of higher selling and marketing expenses related to the increased sales levels, higher legal fees, an increase in incentive compensation, travel, and a write off a receivable related to an equipment sale.

Income from operations:  Income from operations was $19.5 million in the fourth quarter of 2011, as compared to a loss from operations of $(9.1) million in fourth quarter 2010.  Income from operations was $132.2 million for the year ended December 31, 2011, compared to $30.9 million for the year ended December 31, 2010.

Noncash convertible debt conversion charge:  In 2011, the Company closed an exchange agreement converting approximately $59.6 million of the 5.625% convertible notes into approximately 6.6 million shares of the Company’s common stock.  In connection with the exchange, the Company recognized a noncash charge of $16.1 million.

Loss on senior note repurchase:  In 2010, the Company closed on tender transactions to purchase approximately $192.8 million of its 8% outstanding senior unsecured notes due January 2012.  The Company incurred expenses of $14.6 million in connection with the note repurchases.

Net income: Net income was $14.5 million for the fourth quarter of 2011, as compared to a net loss of $(16.6) million in fourth quarter 2010. Year-to-date 2011, net income was $58.2 million, as compared to a net loss of $(5.9) million in 2010.

Cash and investments balance: Cash at December 31, 2011, was $129.2 million from the $239.5 million balance at December 31, 2010.  The decrease in the cash balance was primarily from the purchase of the Sao Paulo, Brazil facility in April 2011 for $98.6 million.

Inventory: Inventory at December 31, 2011, was $190.9 million from the $118.1 million balance at December 31, 2010.

Capital expenditures: Titan’s capital expenditures for 2011 and 2010 were $35.7 million and $28.9 million, respectively.  Included in the capital expenditures for 2011 were amounts for Union City, TN plant assets of approximately $9 million.   Significant expenditures in 2010 were amounts for $7 million related to the purchase of Denman Tire molds and equipment.

Depreciation and amortization: The Company’s depreciation and amortization at December 31, 2011, was $44.9 million, compared to $37.6 million for year-ended December 31, 2010.

Net debt (debt less cash and investments):  Net debt at December 31, 2011, was $200.4 million, compared to $134.1 million at December 31, 2010.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

QUINCY, Ill.—Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Consolidated Statements of Operations (Unaudited)
For the three and twelve months ended December 31, 2011 and 2010

Amounts in thousands except earnings per share data.	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$402,917	$232,669	$1,486,998	$881,591
Cost of sales	344,409	216,515	1,254,890	777,501
Gross profit	58,508	16,154	232,108	104,090

Selling, general and administrative expenses	35,503	21,557	85,917	57,565
Research and development expenses	1,235	1,278	4,228	6,317
Royalty expense	2,260	2,454	9,790	9,263
Income (loss) from operations	19,510	(9,135)	132,173	30,945

Interest expense	(6,214)	(6,954)	(25,259)	(26,667)
Noncash convertible debt conversion charge	0	0	(16,135)	0
Loss on note repurchase	0	(11,378)	0	(14,573)
Other income	3,209	798	5,116	1,105
Income (loss) before income taxes	16,505	(26,669)	95,895	(9,190)

Provision (benefit) for income taxes	2,414	(10,081)	37,759	(3,264)

Net income (loss)	$14,091	$(16,588)	$58,136	$(5,926)

Net loss attributable to noncontrolling interests	(370)	0	(16)	0
Net income attributable to Titan	$14,461	$(16,588)	$58,152	$(5,926)
Earnings (loss) per common share:
Basic	$.34	$(.47)	$1.40	$(.17)
Diluted	.29	(.47)	1.18	(.17)

Average common shares outstanding:
Basic	42,088	35,123	41,657	34,896
Diluted	53,254	35,123	53,144	34,896

Segment Information
 Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Agricultural	$246,972	$177,675	$960,693	$675,178
Earthmoving/Construction	82,337	51,881	306,821	191,042
Consumer	73,608	3,113	219,484	15,371
Total	$402,917	$232,669	$1,486,998	$881,591

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	December 31,	December 31,
Assets	2011	2010
Current assets:
Cash & cash equivalents	$129,170	$239,500
Accounts receivable	189,527	89,004
Inventories	190,872	118,143
Deferred income taxes	26,775	16,040
Prepaid & other current assets	28,249	18,663
Total current assets	564,593	481,350

Property, plant & equipment, net	334,742	248,054
Other assets	110,951	51,476
Total assets	1,010,286	780,880

Liabilities & equity
Current liabilities:
Short-term debt	$11,723	$0
Accounts payable	76,574	35,281
Other current liabilities	87,469	57,072
Total current liabilities	175,766	92,353

Long-term debt	317,881	373,564
Deferred income taxes	38,691	1,664
Other long-term liabilities	81,069	41,268
Total equity	396,879	272,031
Total liabilities & equity	$1,010,286	780,880

Appendix
Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for December 31, 2011.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2011	2010		2011	2010

Net income (loss)	$14,461	$	(16,588)	$58,152	$(5,926)

Earthmoving/Construction tire reserve, net of tax	0		9,501	0	9,501
Loss on note repurchase, net of tax	0		7,305	0	9,254
Noncash convertible debt charge	0		0	16,135	0
CEO incentive compensation, net of tax	2,921		3,009	(64)	3,009
Brea legal fees and interest, net of tax	1,269		0	1,269	0
Adjusted net income, excluding earthmoving/construction tire reserve, note repurchase, and CEO incentive compensation	$18,651		$3,227	$75,492	$15,838

Adjusted earnings per common share:
Basic	$0.44		$0.09	$1.81	$0.45
Diluted	$0.37		$0.09	$1.50	$0.43

Average common shares outstanding:
Basic	42,088		35,123	41,657	34,896
Diluted	53,254		35,474	53,144	35,391

Titan International Inc. fourth quarter and year-end conference call:

The Titan International Inc. earnings conference call for the fourth quarter and year ended December 31, 2011, is currently scheduled to be held at 9 a.m. Eastern Time on Thursday, February 23, 2012.

To participate in the conference call, dial (877) 941-1706 five minutes prior to the scheduled time. International callers dial (480) 293-0658

A replay of the call will be available until March 9, 2012. To access the replay, dial (800) 475-6701 and enter access code 237972. International callers dial (320) 365-3844.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773